Exhibit 99.1

CONTACT:           Alexander C. Kinzler

President and Chief Operating Officer

Russell M. Gifford

Executive Vice President and Chief Financial Officer

Tel: (808) 531-8400

BARNWELL INDUSTRIES, INC. REPORTS RESULTS
FOR THE QUARTER AND SIX MONTHS ENDED MARCH 31, 2004

HONOLULU, HAWAII, May 14, 2004 — Barnwell Industries, Inc., (ASE-BRN) today reported net earnings of $3,740,000 ($2.66 per share - diluted) and $6,650,000 ($4.77 per share - diluted) for the three and six months ended March 31, 2004, as compared to net earnings of $300,000 ($0.22 per share – diluted) and $1,170,000 ($0.86 per share – diluted) for the three and six months ended March 31, 2003.

Mr. Morton H. Kinzler, Chairman and Chief Executive Officer of Barnwell, commented, “Net earnings for the quarter were more than twelve times that of last year due to increased earnings from our land investment segment as a result of Kaupulehu Developments’, Barnwell’s 78% owned real estate development partnership, closing a real estate transaction with WB KD Acquisition, LLC, an affiliate of Westbrook Partners, LLC, developers of the Kuki’o Resort, in February 2004.  Due to the closing of this transaction during the three months ended March 31, 2004, Barnwell recognized net revenues of $7,030,000 under the cost recovery method, under which no operating profit is recognized until cash received exceeds costs and estimated costs to be incurred.  During the comparable period last year no such real estate transaction occurred.  It is significant that Kaupulehu Developments will also receive a percentage of the sales prices of the residential lots when they are sold to the public and retains the development rights to a second increment within the 870 acre area on which residences and a golf course may be developed.  Kaupulehu Developments also holds the leasehold interest in another approximately 1,000 acres of land at Kaupulehu, which is currently zoned conservation.

“Net earnings for the six months were more than five times that of last year also due to increased earnings from our land investment segment and a reduction in Canadian income tax rates on Barnwell’s oil and natural gas operations.  In addition to the earnings from the February 2004 real estate transaction, Barnwell recognized net revenues of $2,497,000 during the six months ended March 31, 2004, due to Kaupulehu Developments’ receipt of the third of ten scheduled option payments relating to the development rights within Hualalai Resort at Kaupulehu, in the North Kona district on the island of Hawaii.  In the prior year’s six months ended March 31, 2003, the Company recognized net revenues of $720,000 related to Kaupulehu Developments receipt of the second of the ten scheduled option payments.  Additionally, net earnings in the six months ended March 31, 2004, included deferred tax benefits of approximately $1,540,000 due to reductions in Canadian corporate income tax rates as compared to $75,000 in deferred tax benefits due to a reduction in Alberta’s corporate tax rate in the six months ended March 31, 2003.

“For the three and six months ended March 31, 2004, the Company’s natural gas net production increased 16% and 12%, respectively, as compared to the three and six months ended March 31, 2003, and the Company increased its investments in oil and gas exploration and development during the six months ended March 31, 2004 to $4,615,000, a 12% increase from the $4,111,000 invested during the six months ended March 31, 2003.

“We believe that the closing of the February 2004 land transaction and the reductions in Canadian corporate income tax rates will be very beneficial to Barnwell’s future.”

Except for historical information contained herein, the statements made in this release constitute forward-looking statements that involve certain risks and uncertainties.  Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including those risks detailed in the Company’s Annual Report on Form 10-KSB for the fiscal year ended September 30, 2003 filed with the Securities and Exchange Commission.

COMPARATIVE OPERATING RESULTS

(Unaudited)

	Three months ended March 31,		Six months ended March 31,
	2004	2003	2004	2003

Revenues	$13,920,000	$5,990,000	$22,130,000	$11,970,000

Net earnings	$3,740,000	$300,000	$6,650,000	$1,170,000

Earnings per share – basic	$2.83	$0.23	$5.05	$0.89

Earnings per share – diluted	$2.66	$0.22	$4.77	$0.86

Weighted average shares and equivalent shares outstanding:
Basic	1,321,367	1,314,510	1,317,920	1,314,510

Diluted	1,406,876	1,366,528	1,394,225	1,362,869